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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                        PHYSICIANS RESOURCE GROUP, INC.
                        ANNOUNCES FURTHER DEVELOPMENTS
                            REGARDING COMPANY DEBT


          DALLAS, TEXAS - January 28, 1999 - Physicians Resource Group, Inc. (NYSE: PRG) today announced that NationsBank has agreed not to take any action prior to February 28, 1999 with respect to its loan to the Company due December 31, 1998, subject to certain conditions. Additionally, the Company announced that it had reduced the outstanding principal balance of the NationsBank loan from $9.5 million to $6.9 million by applying the proceeds of sale of certain assets to retire principal. The Company continues to work with NationsBank and its bondholders to obtain an acceptable arrangement to permit the Company to pursue its restructuring. As a result of the continued default on the NationsBank loan, the Company is restricted under applicable subordination provisions from paying interest due on December 1, 1998 on its outstanding $125 million 6% Convertible Subordinated Debentures due 2001. As the result of such non-payment, the maturity of the Debentures could be accelerated by the Debenture Trustee or parties holding 25% or more of the aggregate principal amount of the Debentures.

PRG is a provider of physician practice management services to eye care practices and operates ambulatory surgery centers. Contact: Jonathan R. Bond, Senior Vice President (972) 892-7200.

          Certain statements in this news release consist of forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997.